Exhibit 10.51

INDEMNIFICATION AND WAIVER AGREEMENT

THIS INDEMNIFICATION AND WAIVER AGREEMENT (the “Agreement”) is effective as of January 1, 2011, by and among Cameron International Corporation, a Delaware corporation (the “Company”), and __________________(the “Indemnitee”). This Agreement supersedes any prior agreement between you and any Cameron entity regarding the subject matter hereof.

WHEREAS, the Indemnitee is serving the Company in a “Corporate Capacity,” as defined herein;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify persons serving it in a Corporate Capacity to the fullest extent permitted by applicable law so that they will serve or continue to serve in such status free from undue concern that they will not be so indemnified;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to waive potential and actual conflicts of interest, and any claims based thereon that may arise as a result of persons serving in a Corporate Capacity so that they will serve or continue to serve in such status free from undue concern over such actual or potential conflicts or claims; and

WHEREAS, the Indemnitee is willing to serve and continue to serve the Company in a Corporate Capacity on the condition that s/he be so indemnified and such conflicts and claims be waived;

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

Section 1.                      Services by the Indemnitee.  The Indemnitee agrees to serve the Company in a Corporate Capacity.  Notwithstanding the foregoing, the Indemnitee may at any time and for any reason resign from any such position.

Section 2.                      Indemnity.  (a)  Subject to the terms hereof, the Company shall indemnify  and advance expenses, as provided for below, to Indemnitee should the Indemnitee be made party, or threatened to be made a party to, or become involved in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative, or any appeal thereof or any inquiry or investigation that could lead thereto (hereinafter “Proceeding”), by reason of the fact that s/he served or is serving in a Corporate Capacity (including in such capacity prior to the date hereof), to the extent such Proceeding relates to such service, to the fullest extent permitted by the applicable law in effect on the date hereof, and to any greater extent as applicable law may thereafter from time to time permit, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by Indemnitee in connection with such Proceeding, and this indemnification obligation shall continue even after Indemnitee ceases to serve in a Corporate Capacity.

(b)           Notwithstanding the foregoing, the Indemnitee shall be entitled to no indemnification in the event the Indemnitee did not act in good faith and in a manner s/he reasonably believed to be in, or not opposed to, the best interests of the Company, or in, or not opposed to, the best interests of another enterprise or group for which s/he is or was serving in a Corporate Capacity or in the event the Proceeding involves acts or omissions which constitute gross negligence or willful misconduct on the part of Indemnitee, and with respect to any criminal proceeding, if s/he also had no reasonable cause to believe her/his conduct was unlawful.

(c)           “Corporate Capacity” describes the status of an individual who is or was an officer or director of the Company, or is or was “serving at the request of” the Company or any of its affiliates as an officer, director, trustee, employee or agent of another entity affiliated with or otherwise in existence for the benefit of the Company, its affiliates and/or its or their employees, including but not limited to a corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.  “Serving at the request of” the Company or any of its affiliates shall include, but shall not be limited to, any service as a director, officer, employee or agent of the Company or an affiliate which imposes duties on, or involves services by, the Indemnitee with respect to an affiliate, or an employee benefit plan, its participants or its beneficiaries, and/or any appointment at the Company’s request as a director, officer, employee, or agent of an affiliate or trustee of such a plan.

(d)           The rights granted pursuant hereto shall be deemed contract rights and no amendment or modification or other change to this Agreement shall have any effect unless agreed to in writing by Indemnitee.

(e)   It is expressly acknowledged that this indemnification could involve indemnification for negligence or strict liability.

Section 3.                      Waiver of Conflict.  The Company does hereby waive any potential or actual conflict of interest or duty, and any claims based thereon that may arise as a result of Indemnitee’s service in a Corporate Capacity so long as the Indemnitee shall not have acted in such a way as would preclude the right to indemnification pursuant to the terms of Section 2(b), above.

Section 4.                      Advancement of Expenses.  (a) The right to indemnification conferred hereby shall include a right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by Indemnitee who has been, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to Indemnitee’s ultimate entitlement to indemnification.  Any such payment or reimbursement shall be made within ten (10) days after receipt by the Company of a statement for Indemnity requesting such advance which reasonably evidences the expense incurred by or on behalf of the Indemnity.

(b)           Notwithstanding the foregoing, the payment of such expenses incurred by Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of (i) a written affirmation by Indemnitee of her/his good faith belief that s/he has met the requirements necessary for indemnification hereunder, and (ii) a written undertaking to repay such amounts advanced if and to the extent that it shall ultimately be determined by a final disposition that the Indemnitee is not entitled to be indemnified for such expenses.  Any such required reimbursement shall be made by the Indemnitee to the Company within thirty (30) days following the entry of the final, non-appealable adjudication or arbitration decision pursuant to which it was determined that the Indemnitee is not entitled to be indemnified against such expenses.

(c)           All amounts advanced to Indemnity by the Company pursuant to this Section 3 shall be without interest.

Section 5.                      Indemnification for Expenses as a Witness.  Notwithstanding any provisions herein to the contrary, to the extent that the Indemnitee is, by reason of her/his Corporate Capacity, a witness in any Proceeding, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.

Section 6.                      Defense of Certain Proceedings.  In the event the Company shall be obligated under this Agreement to pay the expenses of any Proceeding against the Indemnitee in which the Company is a co-defendant with the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding upon the delivery to the Indemnitee of written notice of its election to do so.

Section 7.                      Exception to Right of Indemnification or Advancement of Expenses.  Notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by the Indemnitee against:

(i)
the Company or any of its affiliates, except for (x) any claim or proceeding in respect of this Agreement and/or the Indemnitee’s rights hereunder; (y) any claim or proceeding to establish or enforce a right to indemnification under any statute of law; and (z) any counter-claim or cross-claim brought or made by her or him against the Company or any of its affiliates in any proceeding brought by or in the right of the Company or any of its affiliates against her or him; or

(ii)	Any other person except for Proceedings or claims approved by the Company.

Section 8.                      Settlement of Claims.  The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding affected without the Company’s written consent, which consent shall not be unreasonably withheld.

Section 9.                      Limitation of Liability.  Notwithstanding any other provision of this Agreement, neither party shall have any liability to the other for, and neither party shall be entitled to recover from the other, any consequential, special, punitive, multiple or exemplary damages as a result of a breach of this Agreement.

Section 10.                      Subrogation.  In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 11.                      No Multiple Recovery.  The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder, and shall be entitled to repayment of any amount advanced hereunder, if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 12.                      Non-Exclusivity.  The Indemnitee’s rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Company’s Certificate, or Bylaws, or any agreement, a vote of stockholders, a resolution of directors, constitutional documents of any employee benefit plan or otherwise.

Section 13.                      Remedies Not Exclusive.  No right or remedy herein conferred upon the Indemnitee is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative of and in addition to the rights and remedies given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy of the Indemnitee hereunder or otherwise shall not be deemed an election of remedies on the part of the Indemnitee and shall not prevent the concurrent assertion or employment of any other right or remedy by the Indemnitee.

Section 14.                      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (i) the validity, legality and enforceability of the remaining provisions of this agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (ii) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

Section 15.                      Governing Law; Dispute Resolution.

(a) The parties hereto agree that this Agreement shall be governed by, and construed in accordance with, the internal laws of Texas, England, and Singapore without giving effect to any choice of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b) The parties hereto further agree that any dispute between the parties arising out of or related to this Agreement shall be resolved by arbitration in Houston for employees in the U.S.; in London for employees in the Europe, Africa, Caspian, and Russia (EACR) region; or in Singapore for employees in the Asia Pacific and Middle East (APME) region pursuant to the rules chosen by the parties, and failing such choice, by the courts thereof.

Section 16.                      Notice of Service by the Indemnitee.  The Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or to include advancement of expense covered hereunder.

Section 17.                      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and received for by the party to whom said notice or other communication shall have been directed, or (ii) delivered by a courier service receipt of which is evidenced by the signature of the receiving party, (iii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, in each case, at the address of such party set forth on the signature page hereof, or to such other address as may have been subsequently furnished by either party to the other.

Section 18.                      Modification and Waiver.  No supplement, modification or amendment of this Agreement or any provision hereof shall limit or restrict in any way any right of the Indemnitee under this Agreement with respect to any action taken or omitted by the Indemnitee in her/his Corporate Capacity prior to such supplement, modification or amendment. No supplement, modification or amendment of this Agreement or any provision hereof shall be binding unless executed in writing by both of the Company and the Indemnitee. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19.                      Headings.  The headings of the Sections or paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

          Cameron International Corporation                                                                                                INDEMNITEE

Name: Jack B. Moore	Name:
Title: President and CEO
Address: 1333 West Loop South Suite 1700 Houston, Texas 77027 United States	Address:__________________________ __________________________ __________________________ __________________________